Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Investment Funds

We consent to the use of our report dated June 11, 2020, with respect to the financial statements of Putnam Sustainable Future Fund, a series of Putnam Investment Funds, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

August 24, 2021